Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314-877-7113

RALCORP HOLDINGS, INC. ANNOUNCES
PROMOTION OF CHARLES G. HUBER, JR.

St. Louis, MO, May 20, 2009. . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced Charles G. Huber, Jr., presently General Counsel and Secretary for Ralcorp, will be promoted to President of Ralcorp Frozen Bakery Products, Ralcorp’s frozen foods division.   Mr. Huber will retain his status as a Corporate Vice President of Ralcorp.

Kevin Hunt, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. and Chief Executive Officer and President of Ralcorp Frozen Bakery Products, stated, “The Ralcorp Frozen Bakery Products division is an exciting collection of businesses with a tremendous opportunity for growth.  Chuck’s twenty years of experience at Ralcorp, demonstrated leadership skills, and deep knowledge of Ralcorp Frozen Bakery Products make him a great fit to lead the division.”  Until Mr. Huber’s successor is selected, he will remain in his current position and Mr. Hunt will continue serving as President of Ralcorp Frozen Bakery Products.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 17 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.